Exhibit 21.1

List of Subsidiaries of Treasure Global Inc

Name of Subsidiary	Jurisdiction of Organization	Names(s) under which Subsidiary does Business
Gem Reward Sdn. Bhd.	Malaysia	Gem Reward Sdn. Bhd.